Exhibit 4.11

SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment to Credit Agreement (this “Second Amendment”) is made as of this 30th day of September, 2003 by and among SEMCO ENERGY, INC., a Michigan corporation (the “Company”), STANDARD FEDERAL BANK N.A. (“Standard Federal”) and the other banks signatory hereto and Standard Federal, as agent for the Banks (in such capacity, “Agent”).

RECITALS

A.            Company, Agent and the Banks entered into that certain Credit Agreement dated as of June 25, 2002 under which the Banks extended (or committed to extend) credit to the Company, as set forth therein, as amended by that certain First Amendment to Credit Agreement dated May 21, 2003 (as so amended, the “Credit Agreement”).

B.            Company has requested that Agent and the Banks amend certain terms and provisions of the Credit Agreement and Agent and the Banks are willing to do so, but only on the terms and conditions set forth in this Second Amendment.

NOW, THEREFORE, Company, Agent and Banks agree:

1.                                       The post-amble to Section 10.6.1 is deleted in its entirety, and the following is inserted in its place:

“For purposes of calculating the Fixed Charge Coverage Ratio as of September 30, 2003, December 31, 2003 and March 31, 2004, an amount equal to the Refinancing Premium shall be added back to Net Income Available for Fixed Charges to the extent deducted from Consolidated Net Income.”

2.                                       This Second Amendment shall become effective according to the terms hereof and as of such date (the “Second Amendment Effective Date”) that the Company shall have satisfied the following conditions:

(a)                                  Agent shall have received:

(i)            counterpart originals of this Second Amendment, in each case duly executed and delivered by Company and the requisite Banks, in form satisfactory to Agent and the Banks; and

(ii)           such other documents as Agent may reasonably request.

(b)           No Unmatured Event of Default or Event of Default shall have occurred and be continuing or shall result from the execution and delivery of this Second Amendment.

(c)           If the Second Amendment Effective Date shall not have occurred on or before September 30, 2003, this Second Amendment shall not become effective and the offer by the Agent and the Banks to amend the Credit Agreement on the terms set forth herein shall be deemed withdrawn.

3.                                       The Company for itself and each of the Subsidiaries hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution and delivery of this Second Amendment, and the performance by the Company of its obligations under the Credit Agreement as amended hereby are within such undersigned’s corporate powers, have been duly authorized, are not in contravention of law or the terms of its articles of incorporation, bylaws or any other organizational documents of the parties thereto, as applicable, and except as have been previously obtained, do not require the consent or approval, material to the amendments contemplated in this Second Amendment or Credit Agreement, as amended hereby, of any governmental body, agency or authority, and this Second Amendment and the Credit Agreement, as amended hereby, will constitute the valid and binding obligations of such undersigned parties, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, ERISA or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law), and (b) the representations and warranties contained in Section 9 of the Credit Agreement are true and correct on and as of the date hereof, except to the extent such representations and warranties speak only as of another date certain.

4.                                       Except as specifically set forth herein, this Second Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the Loan Documents, or to constitute a waiver by the Banks or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.

5.                                       Unless otherwise defined to the contrary herein, all capitalized terms used in this Second Amendment shall have the meaning set forth in the Credit Agreement, as amended.

6.                                       This Second Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.

7.                                       Any references in the Loan Documents to the Credit Agreement shall be deemed a reference to the Credit Agreement as amended by the First Amendment and this Second Amendment.

[SIGNATURES FOLLOW ON SUCCEEDING PAGES]

WITNESS the due execution hereof as of the day and year first above written.

SEMCO ENERGY, INC.

By:	/s/ John E. Schneider

Title: Senior Vice President & CFO

STANDARD FEDERAL BANK N.A., a national banking association, as Agent

By:	/s/ Dennis J. Harder

Title: First Vice President

STANDARD FEDERAL BANK N.A., a national banking association, as Issuing Bank, as Swing Line Bank and as a Bank

By:	/s/ Dennis J. Harder

Title: First Vice President

KEYBANK NATIONAL ASSOCIATION, as Syndication Agent and as a Bank

By:	/s/ Sherrie I. Manson

Title: Vice President

U.S. BANK, N.A., as Documentation Agent and as a Bank

By:	/s/ Thomas V. Richtman

Title: Vice Preident

NATIONAL CITY BANK OF MICHIGAN / ILLINOIS, as Documentation Agent and as a Bank

By:	/s/ Ken Ehrhardt

Title: Senior Vice President

THE HUNTINGTON NATIONAL BANK, as a Bank

By:	/s/ Kevin D. Szachta

Title: Vice President

FIFTH THIRD BANK, EASTERN MICHIGAN, as a Bank

By:	/s/ Andre Nazareth

Title: Vice President